Exhibit 99.1

      EMBREX REPORTS FULL YEAR AND FOURTH-QUARTER 2004 FINANCIAL RESULTS

           - Fourth Quarter Pretax Income Negative Due to SOX Costs -

    RESEARCH TRIANGLE PARK, N.C., March 15 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(R), (Nasdaq: EMBX) today announced financial results for the fourth-quarter ended December 31, 2004.

    Highlights

     - Fourth-quarter 2004 total revenues up 7%, or $0.8 million, over the same period in 2003

     - Total revenues for 2004 increased 6%, or $2.7 million over 2003, to $48.7 million over 2003

     - Device revenues for 2004 increased 6%, or $2.7 million, compared to 2003

     - 61% of 2004 device revenue increase occurred outside the United States

     - Other income decreased $3.4 million from 2003, primarily attributable to the $5.0 million financial settlement less legal expenses of $1.3 million associated with Fort Dodge Animal Health in 2003

     - Effective tax rate for 2004 was 26% compared to 9% for 2003

                             Financial Summary Table
                                  Embrex, Inc.
                 Condensed Consolidated Statements of Operations
                     (In thousands except per share amounts)

                                         Three Months (Unaudited)            Twelve Months
                                            Ended December 31,             Ended December 31,
                                      ----------------------------    ----------------------------
                                          2004            2003            2004            2003
                                      ------------    ------------    ------------    ------------
Revenues                                    12,269          11,507          48,717          46,025
Cost of revenues                             5,405           4,892          20,147          18,914
Gross profit                                 6,864           6,615          28,570          27,111
Operating expenses                           7,343           7,546          24,396          22,491
Other income (expense)                         170             (79)            317           3,764
Income before income
 taxes                                        (309)         (1,010)          4,491           8,384
Income tax expense
(benefit)                                     (935)           (813)          1,178             773
Net income                            $        626    $       (197)   $      3,313    $      7,611
Net income per share
 of Common Stock:
  Basic                               $       0.08    $      (0.02)   $       0.42    $       0.94
  Diluted                             $       0.08    $      (0.02)   $       0.40    $       0.91
No. of shares used in per share
 calculation:
  Basic                                      7,911           8,117           7,954           8,119
  Diluted                                    8,220           8,482           8,343           8,369

    Results for Fourth Quarter 2004

    For the quarter ended December 31, 2004, consolidated revenues were $12.3 million, a 7% increase compared to consolidated revenues of $11.5 million for the fourth quarter of 2003.

    Product sales decreased 7%, in the fourth-quarter 2004 compared to the same period in 2003. Fourth-quarter 2004 device lease fees, a component of device revenues, generated 6%, or $0.6 million, more revenue than the fourth quarter of 2003. These recurring fees generally contribute more than 90% of device revenues. Device revenues also include device sales, which tend to be sporadic in nature and which increased $0.3 million in the fourth quarter of 2004 compared to the fourth quarter of 2003. Overall, device revenues totaled $11.7 million for the fourth quarter of 2004 compared to $10.8 million for the same period in 2003, representing an 8% increase year over year.

    Fourth-quarter 2004 gross profit was $6.9 million, up $0.3 million compared to the same period a year ago. This is primarily due to changes in Embrex's product mix.

    Operating expenses were down $0.2 million, or 3%, to $7.3 million in the fourth quarter of 2004 compared to $7.5 million during the same period in 2003, primarily due to decreases in research and development expenses that offset increases in G&A and Sales & Marketing.

    G&A expenses were $3.5 million for the fourth quarter of 2004, up $1.5 million or 75% compared to the same period of 2003. The increase in G&A expenses from 2003 was primarily due to $0.6 million of expenses related to the implementation of changes to internal controls for Sarbanes-Oxley (SOX) compliance, increases in staff-related expenses driven by the Company's growth, start-up costs for Embrex Poultry Health, and higher insurance premiums due to increased insurance coverage. The balance of the increase was a reclassification of patent-related legal expenses previously reflected in R&D.

    Fourth quarter Sales & Marketing operating expenses increased $0.2 million to $0.9 million from 2003 to 2004.

    R&D expenses decreased $1.9 million primarily due to the purchase and write-off of the gender sort system from Advanced Automation in 2003. The write-off increased 2003 R&D expenses $2.3 million. Increased spending on start-up manufacturing processes at the Embrex Poultry Health facility offset some of the decrease.

    Income tax benefit totaled $0.9 million for the fourth quarter of 2004 which was $0.1 million more than the tax benefit in the same period in 2003.

    Consolidated net income for the fourth quarter 2004 increased to $0.6 million, a four-fold increase over 2003 fourth quarter net loss of $0.2 million. Diluted earnings per share were $0.08 for the fourth quarter 2004 versus ($0.02) for the same period in 2003. This increase in net income is primarily attributable to the write-off of the gender sort system purchased from Advance Automation that decreased net income for the fourth quarter of 2003 by $2.3 million.

    Results of Full-Year 2004

    Consolidated revenues in 2004 totaled $48.7 million, an increase of 6% over 2003 revenues of $46.0 million. Device revenues totaled $46.2 million for 2004, an increase of 6% over 2003 revenues of $43.5 million. Most of the device revenue increase was attributable to a 7%, or $3.0 million, increase in recurring device lease fees. This was due to an increase in the Inovoject(R) system customer base, and new Egg Remover(R) system installations. Other revenues decreased 12% from $0.6 million in 2003 to $0.5 million in 2004. A 3% increase in product revenue, consisting primarily of Bursaplex(R) sales, also contributed to the increase in consolidated revenues. Gross profit for 2004 was $28.6 million, a 5% increase over gross profit of $27.1 million for the same period in 2003.

    Consolidated gross margin remained at 59% from 2003 to 2004.

    Consolidated operating expenses were $24.4 million for 2004 versus $22.5 million for 2003. G&A expenses were $11.0 million in 2004, up 54% from $7.1 million in 2003. The increase in G&A expenses from 2003 to 2004 was principally due to continued growth of expenses for the Company's Inovocox(TM) production facility, $0.9 million related to accounting and internal controls to comply with the Sarbanes-Oxley Act, increased insurance premiums due to increased property and product liability exposures, patent-related legal fees previously recorded as R&D expense, and staff-related increases in support of the business.

    2004 Sales and Marketing expenses increased $0.1 million from $2.8 million in 2003 to $2.9 million for 2004. This increase is due to additional personnel in Marketing to market and support the Company's devices and to prepare and support Inovocox(TM) after registration is achieved.

    Research and development expenses were $10.5 million in 2004, a $2.1 million decrease from $12.5 million in 2003. The decrease in R&D expense from 2003 to 2004 is primarily due to the write-off of the gender sort system purchased from Advanced Automation, which increased 2003 R&D expenses by $2.3 million.

    Other income decreased $3.4 million from 2003 to $0.3 million for the same period of 2004, primarily attributable to the $5.0 million financial settlement less legal expenses of $1.3 million associated with Fort Dodge. This resulted in net income of $7.6 million for 2003, which decreased 56% to $3.3 million in 2004. Diluted net income per common share was $0.40 for 2004 based on 8.3 million average shares outstanding, compared to diluted net income per common share of $0.91 based on 8.4 million average shares outstanding for 2003. The 2003 net income includes $3.7 million, or $0.44 per share attributable to the Fort Dodge settlement.

    The effective tax rate of 9% for 2003 increased to 26% for 2004. Income Taxes totaled $1.2 million in 2004, a $0.4 million increase from $0.8 million in 2003. Income tax expense and the effective tax rate increased over 2003 due to a $0.2 million increase in the valuation allowance versus a $1.7 million decrease in 2003, a lower R&D tax credit calculation in 2004 compared to 2003, an increase in 2004 business activities in foreign markets compared to 2003, and the use of NOL's in Embrex Europe for the 2003 Fort Dodge settlement during 2003. These were partially offset by miscellaneous decreases including adjustments for amended income tax returns and the reevaluation of tax and inventory accruals.

    Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In compliance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below.

    EBITDA decreased $3.3 million to $10.4 million for 2004 from $13.7 million for 2003. This is primarily due to the non-recurring $3.7 million Ft. Dodge settlement in 2003.

    At December 31, 2004, cash and cash equivalents totaling $4.5 million were $5.1 million lower than the $9.6 million on hand at December 31, 2003. This was principally due to a $4.3 million decrease in cash provided by long-term debt, as well as the $4.3 million decrease in net income resulting from the $5.0 million settlement with Fort Dodge in 2003 and an increase in Sarbanes- Oxley related expenses. A $2.2 million increase in cash used to repurchase shares of common stock also contributed to the decrease in cash balances. Investing activities, primarily device purchases, and other capital expenditures consumed $12.6 million and the Embrex Poultry Health facility required $1.3 million. This was partially offset by a $2.7 million decrease in cash used for investing in capital expenditures, the issuance of common stock for $0.7 million, and the issuance of $2.1 million of long-term debt from BB&T as a part of our construction/term loan.

    "Diversity in a company's product portfolio and geographic reach is a well documented strategy of success and it was proven at Embrex in 2004. As Asia continued to struggle against avian influenza outbreaks, Brazil and North America offset the impact with continued growth. All Embrex regions were profitable this quarter, except for Latin America which was impacted by upfront costs associated with growth in machine installations - a nice problem to have," said Randall L. Marcuson, President and Chief Executive Officer. "We believe our market performance in a challenging year was good. Had Asia not had avian influenza we believe it would have been very good. We made much of it up as we worked to improve our gross profit in the face of the revenue challenge. Unfortunately, the costs associated with implementation of the requirements of Sarbanes-Oxley were substantial. The magnitude of those costs only became apparent at the end of 2004 and during the closing process in January and February after we were advised of additional costs by our independent auditors."

    Embrex's management, led by Mr. Marcuson, will discuss fourth-quarter financial results in a conference call on March 16 at 11:00 AM ET. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification number 4587442. The live conference call will be publicly available online at www.embrex.com . Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. ET March 16 to midnight ET March 31, by dialing 800-642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 4587442. A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.

    About Embrex

    Embrex(R), Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com .

    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, competition arising in the United States, possible decreases in production by our customers, avian disease outbreaks in Embrex's markets, market acceptance and cost of expansion in new geographic markets and with new products, including the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including Gender Sort and Inovocox, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

    Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

    Please see Embrex's Form 10-K filed with the SEC for detailed GAAP financial statements.

                     Consolidated Statement of Operations
                   (In thousands except per share amounts)

                                         Three Months (Unaudited)            Twelve Months
                                            Ended December 31,             Ended December 31,
                                      ----------------------------    ----------------------------
                                          2004            2003            2004            2003
                                      ------------    ------------    ------------    ------------
Revenues
  Device revenues                     $     11,660    $     10,750    $     46,157    $     43,458
  Product sales                                481             519           2,037           1,970
  Other revenue                                128             238             523             597
Total revenues                              12,269          11,507          48,717          46,025

Cost of device revenues
 and product sales                           5,405           4,892          20,147          18,914
                                             6,864           6,615          28,570          27,111
Gross profit
Operating expenses:
  General & administrative                   3,498           1,996          10,983           7,119
  Sales & marketing                            893             675           2,939           2,832
  Research & development                     2,952           4,875          10,474          12,540
Total operating expenses                     7,343           7,546          24,396          22,491

Operating income                              (479)           (931)          4,174           4,620

Other income (expense)
  Interest income                               23              32              87             163
  Interest expense                              (3)            (10)            (29)            (20)
  Other income (expense)                       150            (101)            259           3,621
Total other income (expense)                   170             (79)            317           3,764

Income before income
 tax expense                                  (309)         (1,010)          4,491           8,384

Income tax expense
 (benefit)                                    (935)           (813)          1,178             773

Net income                            $        626    $       (197)   $      3,313    $      7,611
Net income per share
 of Common Stock:
  Basic                               $       0.08    $      (0.02)   $       0.42    $       0.94
  Diluted                             $       0.08    $      (0.02)   $       0.40    $       0.91

No. of shares used in per
 share calculation:

  Basic                                      7,911           8,117           7,954           8,119
  Diluted                                    8,220           8,482           8,343           8,369

EBITDA                                $      1,282    $        392    $     10,399    $     13,724

                   GAAP Reconciliation of Net Income to EBITDA
                                 (In thousands)

                                               Three Months                  Twelve Months
                                            Ended December 31,             Ended December 31,
                                      ----------------------------    ----------------------------
                                          2004            2003            2004            2003
                                      ------------    ------------    ------------    ------------
Net income                            $        626    $       (197)   $      3,313    $      7,611
Add back:
Depreciation and amortization                1,588           1,392           5,879           5,320
Interest expense                                 3              10              29              20
Income tax expense (benefit)                  (935)           (813)          1,178             773
EBITDA                                $      1,282    $        392    $     10,399    $     13,724

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                December 31,   December 31,
                                                    2004           2003
                                                ------------   ------------
ASSETS
  Current assets                                $     19,507   $     23,367
  Non-current assets                                  43,073         36,350
Total assets                                    $     62,580   $     59,717
LIABILITIES AND SHAREHOLDERS'
 EQUITY
  Current liabilities                           $      7,040   $      7,621
  Non-current liabilities                              8,518          6,404
  Shareholders' equity                                47,022         45,692
Total liabilities and shareholders' equity      $     62,580   $     59,717

                 Condensed Consolidated Statements of Cash Flows
                                 (in thousands)

                                                     Twelve Months Ended
                                                         December 31
                                                ---------------------------
                                                    2004           2003
                                                ------------   ------------
Net cash provided by operating activities       $      9,606   $      9,783
Net cash used in investing activities                (13,923)       (16,603)
Net cash provided by (used in)
 financing activities                                 (1,361)         7,459
Change in cash and cash equivalents                   (5,678)           639
Currency translation adjustments                         518            951
Cash and cash equivalents at beginning
 of period                                             9,629          8,039
Cash and cash equivalents at end of period      $      4,469   $      9,629

 CONTACT:  Ellen T. Moore
               Vice President, Investor Relations
               & Corporate Communications
               (919) 314-2561

SOURCE  Embrex, Inc.
    -0-                             03/15/2005
    /CONTACT: Ellen T. Moore, Vice President, Investor Relations & Corporate Communications of Embrex, Inc., +1-919-314-2561/
    /Web site:  http://www.embrex.com /